As filed with the Securities and Exchange Commission on March 10, 2016.

Registration No. 333-149809

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

Post-effective amendment no. 1

to

Form S-8

registration statement

UNDER THE

SECURITIES ACT OF 1933
__________________

HURCO COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-1150732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Technology Way Indianapolis, Indiana 46268
(Address of Principal Executive Offices) (Zip Code)

HURCO COMPANIES, INC. 2008 EQUITY INCENTIVE PLAN

(Full title of the plan)

Sonja K. McClelland
Vice President, Secretary, Treasurer and Chief Financial Officer
Hurco Companies, Inc.
One Technology Way
Indianapolis, Indiana 46268

(Name and address of agent for service)

(317) 293-5309

(Telephone number, including area code, of agent for service)

Copy to:

Christine G. Long

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

Hurco Companies, Inc. (the "Registrant") is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this "Post-Effective Amendment") to deregister certain securities issuable under the Hurco Companies, Inc. 2008 Equity Incentive Plan (the "2008 Plan"), which were originally registered by the Registrant on a Registration Statement on Form S-8 (File No. 333-149809) filed with the Securities and Exchange Commission (the "Commission") on March 19, 2008 (the "Prior Registration Statement").

The Registrant has since adopted a new equity incentive plan, the Hurco Companies, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), which replaces the 2008 Plan.  As of March 10, 2016, the date the Registrant’s shareholders approved the 2016 Plan, no future awards may be made under the 2008 Plan.  According to the terms of the 2016 Plan, the shares of the Registrant's Common Stock, no par value (the "Common Stock") that remained available for grant under the 2008 Plan as of March 10, 2016 are available for issuance under the 2016 Plan.  The total number of shares of Common Stock available for grant under the 2008 Plan and carried over to the 2016 Plan on March 10, 2016 was 386,048 (referred to herein as the “Carryover Shares”). The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available to be issued and sold pursuant to the 2016 Plan, including but not limited to the Carryover Shares.

The Registrant may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2016 Plan due to outstanding awards under the 2008 Plan expiring, being cancelled or forfeited, or settled in cash, and register such shares under a new registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 10, 2016.

HURCO COMPANIES, INC.

By:	/s/ Michael Doar
Michael Doar
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names.

Signature	Title	Date

/s/ Michael Doar	Chairman and Chief Executive Officer and	March 10, 2016
Michael Doar	Director (Principal Executive Officer)

/s/ Sonja K. McClelland	Vice President, Secretary, Treasurer and Chief	March 10, 2016
Sonja K. McClelland	Financial Officer (Principal Financial and Accounting Officer)

/s/ Thomas A. Aaro*	Director	March 10, 2016
Thomas A. Aaro

/s/ Robert W. Cruickshank*	Director	March 10, 2016
Robert W. Cruickshank

/s/ Jay C. Longbottom*	Director	March 10, 2016
Jay C. Longbottom

/s/ Andrew Niner*	Director	March 10, 2016
Andrew Niner

/s/ Richard Porter*	Director	March 10, 2016
Richard Porter

/s/ Janaki Sivanesan*	Director	March 10, 2016
Janaki Sivanesan

/s/ Ronald Strackbein*	Director	March 10, 2016
Ronald Strackbein

*	This Post-Effective Amendment has been signed by the undersigned attorney-in-fact on behalf of each person so indicated pursuant to powers of attorney previously filed with the Commission.

By: /s/ Michael Doar
Michael Doar, Attorney-in-Fact